Exhibit 4(2)

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this “Amendment”), dated as of June 1, 2002, by and among Sara Lee Corporation, a Maryland corporation (the “Corporation”), First Chicago Trust Company of New York, a New York corporation (“First Chicago”), and EquiServe Trust Company, N.A., a national association (“EquiServe”), amends the Rights Agreement dated as of March 26, 1998 (the “Rights Agreement”) between the Corporation and First Chicago.

WITNESSETH:

WHEREAS, the Corporation and First Chicago are currently parties to the Rights Agreement, pursuant to which First Chicago serves as Rights Agent;

WHEREAS, First Chicago intends to resign as Rights Agent and the Corporation intends to appoint EquiServe to succeed First Chicago as Rights Agent;

WHEREAS, EquiServe desires to accept the appointment as successor Rights Agent and the parties hereto desire to effect certain changes to the Rights Agreement to facilitate this succession and to effect certain other changes to the Rights Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.	DEFINITIONS. Capitalized terms used and not otherwise defined herein have the meaning ascribed to such terms in the Rights Agreement.

2.	RESIGNATION OF FIRST CHICAGO AND APPOINTMENT OF EQUISERVE.

(a)
Amendment to Section 21 of Rights Agreement. Section 21 of the Rights Agreement is hereby amended by deleting the fifth sentence of such section (beginning with the words “Any successor Rights Agent, whether . . . .”) and replacing it with the following:

“Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation, limited liability company or trust company organized and doing business under the laws of the United States, the State of New York or the State of Illinois (or any other State of the United States so long as such corporation, limited liability company or trust company is authorized to do business as a banking institution in the State of New York or the State of Illinois), in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has, individually or combined with an affiliate, at the time of its appointment as Rights Agent a combined capital and surplus of $100 million.”

(b)
Resignation of First Chicago as Rights Agent. The Corporation hereby accepts the resignation of First Chicago as Rights Agent and First Chicago hereby acknowledges that it has notified the Corporation of its resignation as Rights Agent under the Rights Agreement.

(c)
Appointment of EquiServe as Successor Rights Agent. Pursuant to newly amended Section 21, the Corporation hereby appoints EquiServe as successor Rights Agent under the Rights Agreement, subject to all the terms and conditions of the Rights Agreement as amended hereby. EquiServe hereby accepts appointment as successor Rights Agent under the Rights Agreement and represents and warrants that it meets the qualifications of a successor Rights Agent under Section 21 of the Rights Agreement as amended hereby.

(d)
References to Rights Agent. From and after the appointment of EquiServe as successor Rights Agent is effective, all references to First Chicago as Rights Agent shall be deemed to refer to EquiServe as successor Rights Agent.

(e)
Amendment to Section 26. Section 26 of the Rights Agreement is hereby amended by deleting the name and address of First Chicago as the recipient of notices or demands made pursuant to the Rights Agreement and substituting EquiServe in place thereof, as follows:

“EquiServe Trust Company, N.A.
525 Washington Boulevard
Jersey City, NY 07303
Attn: President”

3.	FURTHER AMENDMENTS TO RIGHTS AGREEMENT. The parties hereto agree that the Rights Agreement shall be further amended as set forth in this Section 3.

(a)
Amendment to Section 1(g). The definition of “Continuing Director” in Section 1(g) of the Rights Agreement is hereby deleted in its entirety and the following definition is hereby inserted as new Section 1(g) in lieu thereof:

“‘Continuing Director’ shall mean any member of the Board of Directors of the Corporation who is not a Future Director.”

(b)	Addition of Section 1(h-1). The Rights Agreement is hereby amended by adding the following definition as Section 1(h-1) of the Rights Agreement:

“‘Future Director’ shall mean (i) any director of the Corporation who is an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a representative or nominee of an Acquiring Person or of any such Affiliate or Associate or (ii) any director of the Company who was not a member of the Board of Directors of the Corporation immediately prior to the time any Person becomes an Acquiring Person; PROVIDED, HOWEVER, that (y) any such director shall not be deemed to be a Future Director if his nomination for election or his election to the Board of Directors of the Corporation was recommended, approved or ratified by a majority of the Continuing Directors after the time such Acquiring Person became an Acquiring Person and (z) any such director shall no longer be deemed to be a Future Director at the expiration of 180 days from the later of (A) the date such Acquiring Person became an Acquiring Person and (B) the date such director was elected to the Board of Directors of the Corporation.”

(c)	Addition of Section 35. The Rights Agreement is hereby amended by adding the following provision as Section 35 of the Rights Agreement:

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“Section 35. GENERAL LIMITATIONS ON REDEMPTION, MODIFICATION OR TERMINATION OF RIGHTS OR AMENDMENT TO RIGHTS AGREEMENT. Notwithstanding any provision of this Agreement to the contrary, in addition to any other approval that may be necessary, any redemption, modification or termination of the Rights or any amendment to this Agreement requiring the approval of the Board of Directors of the Corporation must be approved by a majority of the Continuing Directors.”

4.	MISCELLANEOUS.

(a)
Effectiveness. This Amendment shall be deemed effective as of January 1, 2002 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

(b)
Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state.

(c)	Waiver of Notice. Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

(d)
Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be executed as of the date set forth above.

SARA LEE CORPORATION

By:	/S/ R. HENRY KLEEMAN
R. Henry Kleeman
Vice President, Deputy General Counsel and Assistant Secretary

FIRST CHICAGO TRUST COMPANY OF NEW YORK

By:	/S/ MICHAEL J. FOLEY
Michael J. Foley
Chief Marketing Officer

EQUISERVE TRUST COMPANY, N.A.

By:	/S/ THOMAS F. LINDEMAN
Thomas F. Lindeman
Senior Managing Director

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